Exhibit 99.1

Annaly Capital Management, Inc. Announces Conversion Rate Adjustment for 4.00% Convertible Senior Notes Due 2015

NEW YORK--(BUSINESS WIRE)--April 2, 2013--Annaly Capital Management, Inc. (NYSE: NLY) (“Annaly” or the “Company”) today announced an adjustment to the conversion rate for 4.00% Convertible Senior Notes Due 2015 (the "Notes"). The adjustment to the conversion rate for the Notes is being made pursuant to the governing indenture for the Notes in light of the Company's previously announced first quarter 2013 common stock cash dividend of $0.45 per common share. The new conversion price for the Notes is $13.7440 per common share, effective March 27, 2013. The conversion price for the Notes was previously $14.1447 per common share. The new conversion rate for each $1,000 principal amount of Notes is 72.7592 of the Company’s common shares. The conversion rate for each $1,000 principal amount of Notes was previously 70.6980 of the Company’s common shares. Notice of the conversion rate adjustment was delivered to security holders and Wells Fargo Bank, National Association, the trustee, in accordance with the terms of the governing indenture for the Notes.

Annaly’s principal business objective is to generate net income for distribution to its shareholders from its Investment Securities and from dividends it receives from its subsidiaries. Annaly is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability of mortgage-backed securities for purchase, the availability of financing and, if available, the terms of any financing, changes in the market value of our assets, changes in business conditions and the general economy, our ability to integrate the commercial mortgage business, our ability to consummate any contemplated investment opportunities, changes in government regulations affecting our business, our ability to maintain our qualification as a REIT for federal income tax purposes, our ability to maintain an exemption from registration under the Investment Company Act of 1940, risks associated with the broker-dealer business of our subsidiary, as well as risks associated with the investment advisory business of our subsidiaries, including the removal by clients of assets they manage, their regulatory requirements and competition in the investment advisory business. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:
Annaly Capital Management, Inc.
Investor Relations, 888-8Annaly
www.annaly.com